Exhibit 8.1
September 2, 2010
SouFun Holdings Limited
8th Floor, Tower 3, Xihuan Plaza
No.1 Xizhimenwai
Xicheng District
Beijing 100044
P.R.C.
Dear Sirs,
Re: SouFun Holdings Limited (the “Company”)
We have acted as special Cayman Islands legal counsel to the Company in connection with a registration statement on Form F-1 to be filed with the U.S. Securities and Exchange Commission (the “Commission”) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), relating to the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”) of class A ordinary shares, par value HK$1.00 to be offered by the Company (the “Ordinary Shares”).
For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed and relied upon (1) the memorandum of association and the articles of association of the Company, (2) a copy of an undertaking from the Governor-in-Council of the Cayman Islands under the Tax Concessions Law (1999 Revision) dated 29 June, 2004, and (3) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, and (iii) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of filing the Registration Statement and the offering of the Ordinary Shares by the Company and is not to be relied upon in respect of any other matter.
On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain Cayman Islands tax matters set forth under the caption “Taxation — Cayman Islands taxation” in the prospectus (the “Prospectus”) forming part of the Registration Statement is true and accurate based on current law and practice at the date of this letter and that such statements constitute our opinion.
We hereby consent to the filing with the Securities and Exchange Commission of this letter as an exhibit to the Registration Statement of which the Prospectus is a part, and the reference to us under the captions “Taxation”, “Legal matters” and “Enforcement of civil liabilities” in the Prospectus contained in the Registration Statement. In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under section 7 of the United States Securities Act of 1933.
Yours faithfully,
Conyers Dill & Pearman

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